EXHIBIT 11

TRISM, INC.
Computation of Basic and Diluted Earnings (Loss) Per Common Share
For the three months ended September 30, 2001 and 2000
(In thousands, except share and per share amounts, unaudited)

	September 30, 2001	September 30, 2000

Loss from continuing operations	$ (9,639)	$ (2,035)
Income from discontinued operations of logistics
segment, net of income tax of $0	310	84
Gain on disposal of logistics segment,
net of income tax of $0.	316	0

Net loss	$ (9,013)	$ (1,951)

Weighted average number of shares

Basic:
Average common shares outstanding	1,999,649	1,999,649

Diluted:
Average common shares outstanding	1,999,649	1,999,649
Common share equivalents resulting from
assumed exercise of stock options	-	-

Average common shares outstanding	1,999,649	1,999,649

Basic earnings (loss) per common share:

Loss from continuing operations	$ (4.82)	$ (1.02)
Discontinued operations	0.15	0.04
Gain on disposal of logistics segment	0.16	-

Net loss	$ (4.51)	$ (0.98)

Diluted earnings (loss) per share:

Loss from continuing operations	$ (4.82)	$ (1.02)
Discontinued operations	0.15	0.04
Gain on disposal of logistics segment	0.16	-

Net loss	$ (4.51)	$ (0.98)

TRISM, INC.
Computation of Basic and Diluted Earnings (Loss) Per Common Share
(In thousands, except share and per share amounts, unaudited)
	Reorganized		Predecessor
	Company		Company
		Seven and	One and
	Nine	one half	one half
	Months Ended	Months Ended	Months Ended
	September 30, 2001	September 30, 2000	February 15, 2000

Loss from continuing operations	$ (32,290)	$ (2,524)	$ (40,767)
Income from discontinued operations of logistics
segment, net of income tax of $0	443	254	135
Gain on disposal of logistics segment,
net of income tax of $0.	316	-	-
Extraordinary gain on extinguishment of debt	-	-	42,682

Net income (loss)	$ (31,531)	$ (2,270)	$ 2,050

Weighted average number of shares
Basic:
Average common shares outstanding	1,999,649	1,999,649	5,702,000

Diluted:
Average common shares outstanding	1,999,649	1,999,649	5,702,000
Common share equivalents resulting from
assumed exercise of stock options	-	-	-

Average common shares outstanding	1,999,649	1,999,649	5,702,000

Basic earnings (loss) per common share:
Loss from continuing operations	$ (16.15)	$ (1.26)	$ (7.15)
Discontinued operations	0.22	0.12	0.02
Gain on disposal of logistics segment	0.16	-	-
Extraordinary item	-	-	7.49

Net income (loss)	$ (15.77)	$ (1.14)	$ 0.36

Diluted earnings (loss) per share:
Loss from continuing operations	$ (16.15)	$ (1.26)	$ (7.15)
Discontinued operations	0.22	0.12	0.02
Gain on disposal of logistics segment	0.16	-	-
Extraordinary item	-	-	7.49

Net income (loss)	$ (15.77)	$ (1.14)	$ 0.36

Earnings Per Share

Basic earnings per share excludes dilution and is computed by dividing net income (loss) by the weighted average number of common shares outstanding. Common shares outstanding include issued shares less shares held in treasury. Diluted earnings per share reflect the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock (common stock equivalents). Diluted earnings per share is calculated by dividing net income by the sum of the weighted average number of common shares outstanding and dilutive common stock equivalents at the end of each reporting period. Common stock equivalents are excluded from the diluted calculation if a net loss was incurred for the period as these transactions are anti-dilutive.